                                                                    EXHIBIT 99.1



                           (MOBILITY ELECTRONICS LOGO)

                         WE MAKE MOBILE COMPUTING EASIER
                           WWW.MOBILITYELECTRONICS.COM

FOR IMMEDIATE RELEASE

CONTACTS:       Tony Rossi                             Charlie Mollo
                FRB | Weber Shandwick                  Mobility Electronics
                310-407-6563                           480-596-0061, ext. 153
                trossi@webershandwick.com              cmollo@mobl.com

                        MOBILITY ELECTRONICS REPORTS 96%
               INCREASE IN SECOND QUARTER YEAR-OVER-YEAR REVENUES

HIGHLIGHTS

o        REVENUES INCREASE TO $13.1 MILLION, EXCEEDING GUIDANCE

o OVER 80,000 UNITS OF JUICE SHIPPED IN SECOND QUARTER; OVER 250,000 UNITS ON ORDER

o        MAJOR STRATEGIC DISTRIBUTION ARRANGEMENTS SIGNED WITH KENSINGTON AND
         FELLOWES

o JUICE LAUNCHED IN 3,500 RADIOSHACK STORES IN US; ADDITIONAL 800 STORES IN NORTH AMERICA TO LAUNCH IN Q3

o        COMARCO PATENT DISPUTE SETTLED

SCOTTSDALE, Ariz., July 22, 2003 -- Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable computing solutions for the mobile computer user, today reported financial results for the second quarter ended June 30, 2003. Revenue was $13.1 million in the second quarter of 2003, an increase of 96% over revenue of $6.7 million in the second quarter of 2002, and an increase of 10% over revenue of $12.0 million in the first quarter of 2003.

Net loss for the second quarter of 2003 was $1.4 million, or ($0.07) per diluted share, compared with a net loss of $3.0 million, or ($0.19) per diluted share, in the same period of the prior year.

Financial results in the second quarter of 2003 were impacted by approximately $700,000 of expenses that are not expected to recur in the third quarter of 2003, and are due primarily to legal expenses related to the Company's intellectual property rights litigation. The recent patent litigation settlement with Comarco, Inc. will significantly reduce Mobility's legal expenses for the foreseeable future.



                                     -more-

Mobility Electronics Reports 96% Increase in Second Quarter Year-Over-Year Revenues

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"We continue to experience exceptional sales momentum," said Charlie Mollo,
President and Chief Executive Officer of Mobility Electronics. "This marks the fourth consecutive quarter in which our revenues have increased over the previous quarter. The acquisitions we completed in 2002 and recent product introductions such as Juice(TM), Pitch(TM) and Quickoffice Premier(TM) have positioned the Company in growing, niche areas of mobile computing where demand is healthy. We continue to build a strong line-up of OEM, reseller and retail accounts for our new products, which has provided us with excellent visibility to additional revenue growth and attaining profitability in the second half of 2003."

KENSINGTON AND FELLOWES STRATEGIC DISTRIBUTION ALLIANCES

During the quarter, Mobility closed two major strategic distribution alliances, one with the Kensington Technology Group and one with Fellowes. Both of these relationships represent formidable distribution capability and will significantly increase the reach of Mobility's products.

Kensington is the technology division of Fortune Brands, a multi-billion dollar company with such brands as Titleist, Day-Timer, ACCO, and Jim Beam, and has a well established computer product offering and worldwide distribution network.

Similarly, Fellowes is a major provider of a broad range of electronic products with a well established worldwide distribution network. Collectively, these companies have their mobile products in tens of thousands of retail locations including Best Buy, Circuit City, Sam's Club, Wal-Mart, Office Depot, and Staples, among many others.

PRODUCT AREA HIGHLIGHTS

The following are the notable second quarter highlights in each product area:

POWER PRODUCTS

o Sales of power adapters, which include the Company's Juice product, grew 35% on a sequential quarter basis. Sales of batteries decreased for the same period, resulting in overall growth in power product sales of 18% on a sequential quarter basis. Power products now represent 47% of overall company sales.

o Over 80,000 units of Juice, the new all-in-one power adapter, were shipped to a broad range of customers.

o Sell-through for Juice has exceeded the Company's expectations and re-orders have been received from numerous customers, including Apple Computer, RadioShack, and many others.

o As planned, Juice was in approximately 5,000 retail locations by the end of the second quarter of 2003.

o The distribution channels for Juice were significantly expanded through the addition of major OEM, retailer and reseller accounts, and the establishment of major partnerships with Kensington, Fellowes and RadioShack.

o The current Juice backlog and commitments for future quarters exceeds 250,000 units, at least 100,000 of which are expected to ship in the remainder of 2003.

Mobility Electronics Reports 96% Increase in Second Quarter Year-Over-Year Revenues

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ENHANCEMENT PRODUCTS FOR HANDHELD COMPUTING, PDA AND MOBILE PHONE DEVICES

o Handheld hardware and software product sales grew by 23% on a sequential quarter basis, and now represent about 31% of overall company sales.

o The Company's intelligent PDA cradles continue to be received well in vertical markets such as industrial automation and pharmaceutical field trials, and sales increased by 78% over the previous year.

o Additional agreements were signed to bundle the Company's Quickoffice software with new smartphones. Mobility's software is now included in the offerings of Kyocera, Handspring, AlphaSmart, Samsung and Synchrologic, among several other notable technology companies.

o The Company's Mobilefile software won the distinguished "Palm OS(R) Powered Up Award" from PalmSource.

EXPANSION AND DOCKING PRODUCTS

o Expansion and docking products represented 12% of revenue in the quarter.

o The 7 Slot 64-bit/66MHz PCI Expansion System was introduced, which will enhance the Company's ability to penetrate the server and storage markets.

"We are seeing strong end-user demand for our new products, which is partially attributable to positive exposure in publications such as BusinessWeek, The Wall Street Journal and most recently Newsweek," said Mr. Mollo.

FINANCIAL HIGHLIGHTS

Revenues of $13.1 million represent the fourth consecutive quarter of strong sequential quarterly growth. Gross margin was 35.3% in the second quarter of 2003, compared to 23.0% in the second quarter of 2002. The introduction of higher margin products and increased production volumes contributed to the year-over-year improvement in gross margin.

Total operating expenses in the second quarter of 2003 were $6.0 million, or 46% of revenue, compared to $4.6 million, or 69% of revenue, in the second quarter of 2002.

As discussed previously, total operating expenses in the second quarter of 2003 were negatively impacted by approximately $700,000 of expenses that are not expected to recur in the third quarter of 2003, primarily the result of legal fees related to the Company's patent litigation.

PRODUCT DEVELOPMENT

Mobility continues to work with its development partners and intends to introduce a broad range of products that leverage its first mover position in markets such as the universal AC/DC power adapter. The Company has several new products scheduled for introduction each quarter in all of its main product areas.

"The initial success of our recent product introductions is evidence that our product development efforts are highly aligned with the needs of mobile professionals," said Mr. Mollo. "We have a strong pipeline of new products in development that will enable the Company to further leverage the OEM and channel relationships we have built and profitably grow Mobility's revenues to significantly higher levels in the years ahead."

Mobility Electronics Reports 96% Increase in Second Quarter Year-Over-Year Revenues

OUTLOOK

Mobility expects revenues to be approximately $14 million in the third quarter of 2003 and approximately $15 million in the fourth quarter. For the full year 2003, the Company continues to expect revenues to increase by at least 70% over 2002. Revenue in the second half of 2003 is expected to be positively impacted by the domestic launch of the Kensington-branded version of Juice in the third quarter, the subsequent European launch in the fourth quarter of 2003, a domestic launch by Fellowes in the fourth quarter of 2003, and continued traction in 4,300 RadioShack stores in the United States and Canada.

With the additional revenue growth, stable gross margin and reduced operating expenses projected, Mobility expects continued improvement in bottom line performance in the third quarter of 2003. Continued revenue growth in the fourth quarter of 2003 is expected to result in positive net income, followed by at least 50% year over year revenue growth in 2004.

"We have dramatically reduced our cost structure and improved our gross margin, which has brought down our breakeven level," said Mr. Mollo. "Our path to profitability is directly linked to additional revenue growth, which we expect will come from the new OEM programs and channel relationships that are scheduled to start in the second half of 2003. Each product area is performing well and has clear catalysts in place that will lead to additional growth and our near-term profitability."

ABOUT MOBILITY ELECTRONICS, INC.

Mobility Electronics, Inc., based in Scottsdale, Ariz., is a leader in the mobile computing industry, designing, developing and marketing products that allow users to get more from their mobile computing devices. The company's innovative solutions include power devices, software and accessories for handheld and notebook computers, as well as docking stations, connectivity, expansion and video products for portable computers.

Mobility Electronics' brands include both the iGo and Magma product lines. iGo's flagship products include the industry's only combination AC/DC power adapter, Juice(TM) as well as first-to-market handheld software and accessory products such as Quickoffice(TM) and Pitch(TM). The company's Magma line of expansion products enables PCI expansion solutions for desktop and mobile computing users.

Mobility Electronics products are available directly via the company's award-winning website (www.igo.com) as well as through the company's global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics' products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

iGo is a registered trademark and Juice, Quickoffice and Pitch are trademarks of Mobility Electronics, Inc. All other registered and unregistered trademarks are the property of their respective owners.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.

Mobility Electronics Reports 96% Increase in Second Quarter Year-Over-Year Revenues

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (000'S EXCEPT PER SHARE DATA)
                                   (unaudited)

                                                                  THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                 --------------------    --------------------
                                                                   2003        2002        2003        2002
                                                                 --------    --------    --------    --------
Net revenue                                                      $ 13,119    $  6,687    $ 25,090    $ 13,606

Gross profit                                                        4,630       1,535       8,820       3,380

Selling, engineering and administrative expenses                    6,048       4,605      11,358       9,007
Other income (expense), net                                           (13)        106          31         322
                                                                 --------    --------    --------    --------
     Net loss before cumulative effect of change
          in accounting principle                                  (1,431)     (2,964)     (2,507)     (5,305)
Cumulative effect of change in accounting principle                    --          --          --      (5,627)
                                                                 --------    --------    --------    --------
     Net loss                                                      (1,431)     (2,964)     (2,507)    (10,932)
Beneficial conversion costs of preferred stock                         --          --        (445)         --
                                                                 --------    --------    --------    --------
Net loss attributable to common stockholders                     $ (1,431)   $ (2,964)   $ (2,952)   $(10,932)
                                                                 ========    ========    ========    ========

Net loss per share:
Net loss per share before cumulative effect of
     change in accounting principle                              $  (0.07)   $  (0.19)   $  (0.14)   $  (0.34)
Cumulative effect of change in accounting principle                    --          --          --       (0.36)
                                                                 --------    --------    --------    --------
     Basic and diluted                                           $  (0.07)   $  (0.19)   $  (0.14)   $  (0.70)
                                                                 ========    ========    ========    ========
Weighted avg common shares outstanding:
     Basic and diluted                                             21,344      15,846      20,860      15,609
                                                                 ========    ========    ========    ========

SELECTED OTHER DATA

Reconciliation of net loss attributable to common stockholders to EBITDA, less certain other non-cash charges:

Net loss attributable to common stockholders                     $ (1,431)   $ (2,964)   $ (2,952)   $(10,932)
Other income, net                                                      13        (106)        (31)       (322)
Depreciation and amortization                                         459         402       1,007         877
Cumulative effect of change in accounting principle                    --          --          --       5,627
Beneficial conversion costs of preferred stock                         --          --         445          --
                                                                 --------    --------    --------    --------
     EBITDA, less certain other non-cash charges                 $   (959)   $ (2,668)   $ (1,531)   $ (4,750)
                                                                 ========    ========    ========    ========

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics Reports 96% Increase in Second Quarter Year-Over-Year Revenues

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (000'S)

                                                         JUNE 30,    DECEMBER 31,
                                                           2003         2002
                                                        -----------  ------------
                                                        (unaudited)
ASSETS

      Cash and cash equivalents                           $   795      $ 3,166
      Accounts receivable, net                             12,451        7,245
      Inventories                                           6,469        4,414
      Prepaid expenses and other current assets               239          176
                                                          -------      -------
           Total current assets                            19,954       15,001
      Other assets, net                                    13,168       13,368
                                                          -------      -------
           Total assets                                   $33,122      $28,369
                                                          =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities                                 $13,382      $ 9,356
      Long-term liabilities                                    --        1,385
                                                          -------      -------
           Total liabilities                               13,382       10,741

      Total stockholders' equity                           19,740       17,628
                                                          -------      -------
           Total liabilities and stockholders' equity     $33,122      $28,369
                                                          =======      =======



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